Exhibit 99.1

Albertsons Companies Appoints Mary Beth West to Board of Directors

BOISE, ID – October 29, 2020 – Albertsons Companies, Inc. (NYSE: ACI) today announced that Mary Beth West has been appointed to its Board of Directors.

West has a proven track record of innovation and transformation across myriad facets of retail. She began her career at Kraft Foods, and over the course of 21 years of working on some of the food industry’s most iconic brands like Kraft Macaroni and Cheese, Oreo and Maxwell House coffee, she was named Chief Marketing Officer in 2007. When Kraft Foods spun their snack foods division off in 2012, West went with the new company, Mondelez International, Inc., and served as Executive Vice President, Chief Category and Marketing Officer from 2012 to 2014. When West left Mondelez, she joined J.C. Penney Company, Inc. in 2015, after having served on their board of directors from November 2005 to May 2015. West was then tapped by The Hershey Company in 2017 for its Senior Vice President and Chief Growth Officer. She drove the company’s growth and marketing strategies as well as communication, disruptive innovation, research and development, and mergers and acquisitions, and ignited the transformation of the company’s offerings beyond chocolate into snack categories, retiring from the company in January 2020. West earned an M.B.A. in Marketing from Columbia University and a B.S. in Management from Nazareth College in Rochester. She is currently a member of the board of directors of Hasbro, Inc. (NASDAQ: HAS), a position she has held since June 2016.

“Mary Beth is one of the most accomplished leaders in marketing and retail today, and I am delighted to have her join our Board of Directors” said Vivek Sankaran, president and CEO of Albertsons Companies. “Her expertise in the food industry as well as her skill in driving innovation and consumer engagement will lend added depth and dimension to how our team builds lasting relationships with our customers.”

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 20, 2020, the Company operated 2,252 retail food and drug stores with 1,726 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2019 alone, along with the Albertsons Companies Foundation, the Company gave $225 million in food and financial support. In 2020, the Company made a $53 million commitment to community hunger relief efforts and a $5 million commitment to organizations supporting social justice. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans’ outreach.